Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of August 28, 2012 (the “Effective Date”) is by and between The Greenbrier Companies, Inc., an Oregon corporation (the “Company”), and William A. Furman (“Executive”).

RECITALS

A. Company and Executive are parties to an employment agreement entered into as of September 1, 2004 and subsequently amended (the “Prior Agreement”).

B. The parties desire to restate the Prior Agreement in order to incorporate previous amendments into a single document (to the extent not superseded by subsequent amendments), update the base salary and annual bonus provisions, and to make certain clarifying changes.

THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the parties agree as follows:

1.	EMPLOYMENT

1.1 Employment of Executive. The Company agrees to employ Executive, and Executive agrees to serve, as the Company’s President and Chief Executive Officer during the Term and upon the conditions set forth in this Agreement. Executive shall serve as a member of the Company’s Board of Directors (the “Board”) upon his election to the Board by the stockholders of the Company, and shall be appointed as a member of the Executive Committee of the Board if one exists or is created.

1.2 Responsibilities. Executive shall report to the Board. He shall be responsible for the duties customarily performed by, and shall possess the powers and exercise the responsibilities customary of, the position set forth in Section 1.1. Executive agrees to abide by all the policies, practices and rules of the Company.

1.3 Extent of Duties. Executive shall devote his reasonable full-time energies and efforts exclusively in furtherance of the business of the Company and its affiliates and shall not be engaged in any other business activity; provided, that nothing in this Agreement shall preclude Executive from serving as a director or member of a committee of any company or organization, the business of which does not conflict or compete with the business of the Company or its affiliates, or from engaging in charitable, community and political activities, or investing his personal assets in activities in which his participation is that of an investor.

1.4 Location. The Company shall not require Executive to be based at any office that is located more than 30 miles from where Executive’s office is located as of the Effective Date, during the Term of this Agreement. If the Company should require Executive to relocate to an office located more than 30 miles from his current location as a condition of continuing his employment with the Company and Executive declines to relocate, then Executive’s termination of employment shall be deemed a termination by the Company without Cause, and Executive shall be entitled to severance benefits in accordance with Section 7.1 of this Agreement.

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2.	TERM

2.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for a period of one year from that date, unless such Term is renewed as provided for in Section 2.2.

2.2 Renewal. On the date that is one year from the Effective Date of this Agreement, and on each successive anniversary of that date (the “Anniversary Date”) the Term shall be automatically renewed and extended for one additional year unless, within 90 days prior to such Anniversary Date, the Company or Executive provides written notice to the other party that the Term shall not be so renewed and extended. Executive may, at any time within 60 days after receipt of a Company notice of non-renewal, elect by written notice to the Company to treat the notice of non-renewal as a notice of termination of Executive’s employment by the Company other than for Cause, which termination will be effective on the 10th day following the date Executive delivers the election notice to the Company. If Executive makes such an election, then Executive shall be entitled to the severance benefits provided for in Section 7.1.

3.	COMPENSATION AND BENEFITS

3.1 Base Salary. The Company shall pay Executive an annual base salary of not less than $750,000 (the “Base Salary”). Executive’s Base Salary may be increased, but not reduced, from time to time upon recommendation of the CEO, subject to approval of any such adjustment by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Base Salary shall be payable in accordance with the Company’s usual and customary payroll practices, but no less frequently than monthly installments.

3.2 Annual Cash Incentive. Executive shall be eligible to earn a bonus each year during the Term in an amount to be determined pursuant to the annual bonus program approved by the Committee and then in effect (the “Annual Bonus”). Executive’s target Annual Bonus amount shall be not less than 100 percent of Executive’s Base Salary, but the actual amount of Executive’s Annual Bonus for any year may be an amount less than, greater than, or the same as the target amount. Any Annual Bonus shall be paid to Executive in cash (subject to normal withholding and payroll deductions) within 120 days following the end of the fiscal year in which such Annual Bonus shall be earned and in any event within the short-term deferral period specified in Treas. Reg. §1.409(b)(4) (i.e., later of the 15th day of the third month following the end of the calendar year or the 15th day of the third month following the end of the Company’s taxable year).

3.3 Executive Benefits. Executive shall be entitled to participate in all employee benefit plans or programs and to receive all benefits for which salaried employees of the Company generally are eligible, now or hereafter established and maintained by the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Such employee benefits currently include, but are not limited to, group medical, prescription drug, dental, vision, life and disability insurance, and

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participation in the Company’s 401(k) plan and employee stock purchase plan. Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of any such plan or program, on the condition that such amendment or termination is applicable generally to all senior officers of the Company or any subsidiary or affiliate of the Company. Executive shall not be eligible to participate in the Company’s supplemental retirement plans or programs.

3.4 Equity Based Compensation Programs. Executive shall be eligible to participate in the Company’s restricted stock, restricted stock unit or options programs, and shall receive such awards as may be determined by the Committee from time to time.

3.5 Paid Time Off. During the Term, Executive shall be entitled to five weeks of paid time off (“PTO”) during each fiscal year of the Company, to be taken at times which do not unreasonably interfere with performance of Executive’s duties. PTO shall not accrue or be recorded and Executive shall not be entitled to receive any payment in respect of unused PTO upon termination of employment. Any unused portion of such PTO may not be carried forward from year-to-year by Executive, consistent with the Company’s general policy for other salaried employees.

3.6 Perquisites. The Company will also furnish to Executive, without cost to him, consistent with past practices of the Company and its subsidiaries: (a) participation in the Company’s automobile program, (b) membership in business, social and country clubs appropriate to Executive’s position with the Company, (c) an annual physical examination of Executive by a physician selected by Executive, and (d) personal financial, investment or tax advice, not to exceed $20,000 per year, to the extent costs or expenses of Executive to be reimbursed are properly documented for federal income taxation purposes to preserve any deduction for such reimbursement to which the Company may be entitled.

3.7 Retirement Benefit. In addition to any other Base Salary or bonus payments made pursuant to this Agreement, the Company shall make an annual payment to Executive each year in the amount of $407,000, continuing until Executive attains age 70, regardless of whether Executive’s employment terminates prior to that date. Executive shall not be entitled to any other special retirement benefits other than as provided for under this Section 3.7 and Section 3.8.

3.8 Post-Termination Medical Benefits. In the event Executive’s employment with the Company terminates for any reason, the Company will, until Executive attains age 75, provide a retirement medical benefit that provides insured health and medical benefits for him and his spouse which are substantially equivalent to those provided immediately prior to Executive’s termination of employment.

3.9 Business Expenses. The Company shall pay or reimburse Executive for all reasonable travel or other expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement, subject to Executive’s presentation of appropriate vouchers in accordance with such procedures as the Company may from time-to-time establish for senior officers and to preserve any deductions for federal income taxation purposes to which the Company may be entitled.

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4.	CONFIDENTIAL INFORMATION

Executive acknowledges that a substantial portion of the information pertaining to the affairs, business, clients, or customers of the Company or any of its affiliates (any or all of such entities hereinafter referred to as the “Business”), as such information may exist from time to time, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of Executive’s duties under this Agreement. Executive agrees not to use or disclose any confidential information during the Term or thereafter other than in connection with performing Executive’s services for the Company in accordance with this Agreement (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such confidential information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable efforts to prevent the unauthorized disclosure of any such confidential information by others. As used in this Section 4, the term “confidential” shall not include information which, at the time of disclosure or thereafter, is generally available to and known by the public, other than as a result of a breach of this Agreement by Executive.

5.	COVENANT NOT TO COMPETE

In consideration of payment by the Company of the severance payment provided for in Section 7 of this Agreement, Executive agrees that during his employment and, in the event that Executive voluntarily terminates his employment with the Company, for a period of one year after such termination of employment, Executive will not directly or indirectly own (as an asset or equity owner), or be employed by or consult for, any business in direct competition with the Company in the same product or service lines in which the Company is engaged at the time Executive terminates his employment; provided that ownership of one percent (1%) or less of the outstanding stock of a publicly traded corporation will not be deemed to be a violation of this Agreement.

6.	ENFORCEMENT

Executive agrees that the restrictions set forth in Section 5 are reasonable and necessary to protect the goodwill of the Company. If any of the covenants set forth therein are deemed to be invalid or unenforceable based on the duration or otherwise, the parties contemplate that such provisions shall be modified to make them enforceable to the fullest extent permitted by law. In the event of a breach or threatened breach by Executive of the provisions set forth in Sections 4 or 5, Executive acknowledges that the Company will be irreparably harmed and that monetary damages shall be an insufficient remedy to the Company. Therefore, notwithstanding the arbitration provisions of Section 11.1, Executive consents to enforcement of Sections 4 or 5, by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other remedies the Company may have under this Agreement or otherwise.

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7.	SEVERANCE PAYMENT

7.1 Effect of Termination of Employment. If, during the Term, (x) the Company terminates Executive’s employment for any reason other than “Cause” (as defined in Section 7.2) or Executive terminates his employment for “Good Reason” (as defined in Section 8.2(b) ), and (y) Section 8.1 does not apply:

(a) The Company shall pay Executive a lump sum severance payment equal to the sum of: (i) an amount equal to two times Executive’s Base Salary as in effect immediately preceding the date of Executive’s termination of employment, plus (ii) an amount equal to two times the Average Bonus, plus (iii) a pro rated bonus for the fiscal year in which such termination occurs, in an amount equal to the Average Bonus or Executive’s Target Bonus amount, whichever is greater, multiplied by a fraction, the numerator of which is the number of days during such fiscal year (which begins September 1) that Executive is employed and the denominator of which is 365. “Average Bonus” shall mean the average of the two most recent annual bonuses received by the Executive prior to the year in which his termination of employment occurs. “Target Bonus” amount means the amount that would be payable to Executive in respect of the fiscal year in which termination occurs, if the Company and Executive achieved the target level of performance under the applicable annual cash incentive plan for such fiscal year. The Company may condition the receipt of the severance payment provided for in this Section 7.1 on Executive having provided to the Company a signed, comprehensive release of claims against the Company and its affiliates as of the date of termination within 30 days of the date of termination, in substantially the form attached as Exhibit A to this Agreement. Such severance payment shall be paid within 60 days following the date of termination, provided Executive signs the release of claims as required under this Section 7.1, and further provided that if the 60-day post-termination period spans two taxable years of Executive (i.e., two calendar years), the severance payments shall be paid in the second taxable year.

(b) For a period of two years following the Date of Termination (as defined in Section 8.2(c)), the Company shall continue to provide or pay the cost of all employee benefits provided pursuant to Sections 3.3 to Executive and/or Executive’s family, and Executive shall continue to participate in the Company’s automobile program at the Company’s expense. If the Executive becomes reemployed with another employer during such period and is eligible to receive such benefits under another employer provided plan, the Company shall not be obligated to continue to provide such benefits, to the extent that reasonably similar benefits are available to the Executive pursuant to such employer-provided plan. The Company may satisfy its obligations under this Section 7.1(b), in part, by paying the applicable premiums for continuation coverage pursuant to COBRA for Executive and/or his family, for as long as such COBRA coverage is available under the law. “COBRA” refers to the Consolidated Omnibus Budget Reconciliation Act of 1985.

(c) As of the Date of Termination, all unvested stock options held by Executive shall become fully vested and exercisable; all restricted stock awards held by Executive shall become fully vested and no longer subject to repurchase or forfeiture; and all restricted stock units held by Executive shall become fully vested. Any performance-based equity awards shall vest at the target performance level.

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(d) In the event of termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, the provisions of Section 3.7, Section 3.8 and Section 9 shall continue to apply.

7.2 Termination by the Company for “Cause”. In the event that the Company terminates Executive’s employment for “Cause” prior to expiration of the Term, Executive’s earned but unpaid Base Salary as of the effective date of such termination shall be paid in full. The Company shall have no obligation to pay the severance payment described in Section 7.1, and no other benefits shall be provided, or payments made by the Company pursuant to Section 3 of this Agreement, except for (i) the retirement benefits under Section 3.7, which Executive shall be entitled to receive, (ii) the medical benefits under Section 3.8, which Executive and his spouse (if applicable) shall be entitled to receive, and (iii) benefits which shall already have become vested under the terms of programs maintained by the Company or its affiliates for salaried employees generally. “Cause” means the conviction of the Executive (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Executive’s ability to perform substantially the Executive’s duties for the Company. In the event of termination of Executive’s employment for Cause, the provisions of Section 9 shall not apply and shall thereupon be of no further force or effect.

7.3 Termination Due to Death or Disability. In the event Executive’s employment with the Company terminates on account of death or Permanent Disability, Executive’s earned but unpaid Base Salary as of the effective date of such termination of his employment shall be paid in full and, upon determination of the amount of cash bonus which would have been payable to Executive pursuant to Section 3.2 if Executive had remained an employee of the Company, Executive (or his estate) shall receive a pro-rated portion of such cash bonus based upon the portion of the fiscal year during which Executive shall have been employed by the Company. The pro-rated cash bonus shall be paid within the short-term deferral period specified in Treas. Reg. §1.409(b)(4) (i.e., later of the 15th day of the third month following the end of the calendar year or the 15th day of the third month following the end of the Company’s taxable year). In the event of Executive’s termination of employment due to death or Permanent Disability, no other benefits shall be provided or payments made by the Company pursuant to Section 3 of this Agreement, except for benefits which shall already have become vested under the terms of programs maintained by the Company or its affiliates for salaried employees generally, and except for the retirement benefits described in Section 3.7 and the medical benefits described in Section 3.8, which Executive (or his estate) and his spouse (if applicable) shall continue to be provided. The term “Permanent Disability” means the inability of Executive to work for a period of six full calendar months during any period of eight consecutive calendar months due to illness or injury of a physical or mental nature, supported by a certification to the Committee from Executive’s attending physician. In the event of a termination of Executive’s employment on account of death or Permanent Disability, the provisions of Section 9 shall continue to apply.

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7.4 Voluntary Resignation. In the event Executive shall voluntarily terminate his employment with the Company hereunder, Executive’s earned but unpaid Base Salary as of the effective date of such termination shall be paid in full. However, in such event, no other benefits shall be provided or payments made by the Company pursuant to Section 3 of this Agreement, except for benefits which shall already have become vested under the terms of programs maintained by the Company or its affiliates for salaried employees generally, and except for the retirement benefits described in Section 3.7 and the medical benefits described in Section 3.8, which Executive and his spouse (if applicable) shall continue to be provided. In the event of voluntary termination by Executive, the provisions of Section 9 shall continue to apply. Termination occasioned by Permanent Disability or termination by Executive for Good Reason shall not constitute a voluntary termination by Executive for purposes of this Section 7.4.

8.	CHANGE OF CONTROL

8.1 Termination in the Event of a Change of Control. If, during the twenty-four month period following a Change of Control, the Company terminates Executive’s employment other than for Cause, or Executive terminates his employment for Good Reason, then the Company shall pay or provide the benefits set forth in subsections (a) – (c) below. If a Change of Control occurs and if Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for purposes of Section 8 of this Agreement the termination shall be deemed to have occurred within twenty-four months following a Change of Control.

(a) The Company shall pay to Executive in a lump sum in cash, within 30 days after the Date of Termination, the aggregate of the following amounts: Executive’s Base Salary through the Date of Termination to the extent not previously paid, plus an amount equal to two and one-half times the amount of the sum of (x) the Executive’s Base Salary in effect at the time the Change of Control occurs and (y) the Average Bonus (as defined in Section 7.1(a)).

(b) For a period of two years following the Date of Termination, the Company shall continue to provide or pay the cost of all employee benefits provided pursuant to Sections 3.3 to Executive and/or Executive’s family, and Executive shall continue to participate in the Company’s automobile program, at the Company’s expense. If the Executive becomes reemployed with another employer during such period and is eligible to receive employee benefits under another employer provided plan, the Company shall not be obligated to continue to provide such benefits, to the extent that reasonably similar benefits are available to the Executive pursuant to such employer-provided plan. The Company may satisfy its obligations under this Section 8.1(b), in part, by paying the applicable premiums for continuation coverage pursuant to COBRA for Executive and/or his family, for as long as such COBRA coverage is available under the law.

(c) As of the Date of Termination, all unvested stock options held by Executive shall become fully vested and exercisable; all restricted stock awards held by Executive shall become fully vested and no longer subject to repurchase or forfeiture; and restricted stock units held by Executive shall become fully vested. Any performance-based equity awards shall vest at the target performance level.

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(d) The Company shall continue to provide Executive (and his spouse, if applicable) with benefits provided for pursuant to Section 3.7 and Section 3.8.

8.2 Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) “Change of Control” shall mean the occurrence of any of the following:

(i)	The acquisition by any individual, entity or group (within the meaning of section13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d–3 promulgated under the Exchange Act) of 30 percent or more of the stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of the Company (irrespective of whether at the time stock of any class or classes of the Company shall have or might have voting power by reason of the happening of any contingency); provided, however, that for purposes of this subsection (a), the following acquisitions will not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company or a subsidiary of the Company; or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

(ii)	The individuals who, as of the date of this Agreement, are the members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, unless the election or appointment, or nomination for election or appointment, of any new member of the Board was approved by a vote of a majority of the Incumbent Board, then such new member shall be considered as though such individual were a member of the Incumbent Board.

(iii)	The consummation of a merger or consolidation involving the Company if the stockholders owning the capital and profits (“ownership interests”) of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50 percent of the combined voting power or ownership interests of the Company, or the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power or ownership interests outstanding immediately before such merger or consolidation.

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(iv)	The sale or other disposition of all or substantially all of the assets of the Company.

(v)	The dissolution or the complete or partial liquidation of the Company.

(b) “Good Reason” shall mean the occurrence of any of the following:

(i)	Any material diminution in the Executive’s title, position, duties or responsibilities or authorities (which shall include, without limitation, any change such that Executive is no longer serving as President and Chief Executive Officer of a publicly-traded company); the assignment to him of duties that are materially inconsistent with, or materially impair his ability to perform, the duties then assigned to him, in each case as determined by Executive in good faith; or any change in the reporting structure so that the Executive is required to report to any person other than the Company’s Board;

(ii)	A reduction by the Company of Executive’s Base Salary exceeding 5 percent of Executive’s Base Salary, or an adverse change in the form or timing of the payment of Executive’s Base Salary;

(iii)	A reduction by the Company of Executive’s Annual Bonus exceeding 20 percent of Executive’s prior year’s Annual Bonus (unless such reduction relates to the amount of Annual Bonus payable to Executive for the achievement of specified performance goals, or to the attainment of profitability levels of the Company or certain of its subsidiaries, and the non-achievement of such goals and/or the non-attainment of profitability levels of the Company or certain of its subsidiaries, is the reason for the reduction in Executive’s Annual Bonus compared to the prior year’s bonus);

(iv)	The Company’s requiring the Executive to be based at any office more than 30 miles from where Executive’s office is then located; or

(v)	The Company fails to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place, provided that such successor has received at least ten days’ prior written notice from the Company or the Executive of the requirements of Section 8 of this Agreement.

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(c) “Date of Termination” shall mean (i) if Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination of any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, the date on which the Company notified the Executive of such termination, and (iii) if Executive’s employment is terminated by reason of the Executive’s death, the date of such death.

8.3 Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined above) is other than the date of receipt of such notice, specifies the later date of such termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

8.4 Limitation on Change of Control Payments and Benefits. Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with the Agreement, together with any other payments or benefits which the Executive has the right to receive from the Company or any entity which is a member of an “affiliated group” (as defined in section 1504(a) of the Code without regard to section 1504(b) of the Code) of which the Company is a member constitute an “excess parachute payment” (as defined in section 280G(b) of the Code), the payments or benefits to be made or provided in connection with this Agreement will be reduced to the extent necessary to prevent any portion of such payments or benefits from becoming nondeductible by the Company pursuant to section 280G of the Code or subject to the excise tax imposed under section 4999 of the Code. The determination as to whether any such decrease in the payments or benefits to be made or provided in connection with this Agreement is necessary must be made in good faith by a nationally recognized accounting firm (the “Accounting Firm”), and such determination will be conclusive and binding upon Executive and the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Executive will have the right to review and comment on any calculations prepared by the Accounting Firm. In addition, if and to the extent such right would not cause any payment or benefit to be subject to any adverse tax consequences under section 409A of the Code (including as a result of any “substitution” within the meaning of Treas. Reg. §1.409A-3(f)), Executive will have the right to designate the particular payments or benefits that are to be reduced or eliminated.

8.5 Treatment of Unvested Stock in Stock Acquisition. For avoidance of doubt, in the event of a Change of Control transaction in which the Company’s stock is acquired for cash

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or cash equivalents, Executive shall have the same right to participate in the Change of Control transaction with respect to any unvested shares held by Executive as the Company’s stockholders have generally with respect to shares of stock that are not subject to vesting.

9.	Executive’s Stock—Registration Rights.

The provisions of this Section 9 of this Agreement, subject to the limitations of Section 11.4, are intended to provide a mechanism for Executive to reduce or liquidate his holdings of Stock.

9.1 Rule 144 Sales. Company has caused the Stock to be registered with the United States Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”). Company shall maintain such registration at all times, and, in furtherance thereof, Company shall timely file all reports required to be filed by it under the Exchange Act or the Securities Act of 1933 (“Securities Act”) and the rules and regulations of the Commission thereunder and shall take such further action as Executive may reasonably request, to the extent required from time to time, to enable Executive to sell Stock without registration under the Securities Act pursuant to the exemptions provided by: (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon request of Executive, Company will, from time to time, deliver to Executive a written statement as to whether it has complied with such requirements. In case Executive shall transfer Stock pursuant to Rule 144, upon Company’s reasonable satisfaction that Rule 144 has been complied with, Company shall, and shall cause its transfer agent and registrar to, deliver certificates bearing no restrictive legend as may be reasonably required by Executive.

9.2 Required Registration. Executive may at any time give written notice to Company (the “Notice”) that he contemplates the sale of not less than 500,000 shares of Stock and may require that Company file with the Commission a registration statement under the Securities Act with respect to the shares of Stock set forth in such Notice. Such Notice shall state whether Executive desires to utilize the services of an underwriter in connection with the sale of the shares to which such Notice applies. Forthwith upon receipt of such Notice, and subject to the terms and conditions contained in this Section 9, Company shall: (a) use its best efforts to effect registration under the Securities Act of the shares specified in such Notice; (b) use its best efforts to have such registration statement declared effective; (c) notify Executive promptly after Company shall have received notice thereof, of the time when such registration statement has become effective or any supplement to any prospectus forming a part of such registration statement has been filed; (d) notify Executive promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information; (e) prepare and file with the Commission promptly upon Executive’s request any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for Executive, may be necessary or advisable in connection with the distribution of the Stock by Executive; (f) prepare and promptly file with the Commission and promptly notify Executive of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omission, if, at any time, when a prospectus relating to the Stock is required to be delivered under the Securities Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as

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then in effect would include an untrue statement or a material fact or omit to state any material fact necessary to make the statements therein not misleading; (g) in case Executive or any underwriter for Executive is required to deliver a prospectus, at a time when the prospectus then in effect may no longer be used under the Act, prepare promptly upon request such amendment or amendments to such registration statement and such prospectus or prospectuses as may be necessary to permit compliance with the requirements of Section 10 of the Securities Act; (h) not file any amendment or supplement to the registration statement or prospectus to which Executive shall reasonably object after having been furnished a copy at a reasonable time prior to the filing thereof; (i) advise Executive promptly after it shall receive notice or obtain knowledge thereof of the issuance of any stop order by the Commission suspending the effectiveness of any such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; (j) use its best efforts to qualify the Stock for transfer under the securities laws of such states as Executive may designate; and (k) furnish to Executive, as soon as available, copies of any such registration statement and each preliminary or final prospectus, or supplement required to be prepared pursuant to this Section, all in such quantities as Executive may, from time to time, reasonably request.

Company shall pay all costs and expenses incident to the performance of its obligations under this Section 9.2, including the fees and expenses of its counsel, the fees and expenses of its accountants, and all other costs and expenses incident to the preparation, printing and filing under the Securities Act of any registration statement, each prospectus and all amendments and supplements thereto, the costs incurred in connection with the qualification of the Stock under the laws of various jurisdictions (including fees and disbursements of counsel), the cost of furnishing to Executive copies of any such registration statement, each preliminary prospectus, the final prospectus and each amendment and supplement thereto, all expenses incident to delivery of the security to any underwriter or underwriters, but not any underwriting commissions or discounts charged to Executive.

Company shall be required to effect only one registration pursuant to Request of Executive under the provisions of this Section 9.2.

9.3 “Piggyback” Registration. If at any time Company shall propose the registration under the Securities Act of any securities of Company other than a registration on Form S-8, Company shall give written notice of such proposed registration to Executive. Company shall include in any such registration statement any Stock (or a portion thereof) of Executive if, within 30 days after the mailing of such notice, Executive shall request inclusion. Executive shall be entitled to all of the benefits of Section 9.2 in connection with such registration statement. The right to registration at Company’s cost provided in this Section 9.3 is in addition, and not in lieu of, the required registration provided in Section 9.2 above.

9.4 Indemnification. Company shall indemnify and hold harmless Executive, and any underwriter (as defined in the Securities Act) for Executive, and each person, if any, who controls Executive or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which Executive or underwriter or such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are

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caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Stock was registered under the Securities Act, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and shall reimburse Executive, underwriter and each such controlling person for any legal or other expenses reasonably incurred by Executive, underwriter or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Company shall not be liable, in any such case, to the extent that any such loss, claim, damage, expense or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by the indemnified person, in writing, specifically for use in the preparation thereof.

Executive shall indemnify and hold harmless Company, each of its directors, each of its officers who have signed the registration statement, and each person, if any, who controls Company, within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which Company, or any such director, officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused by any untrue or alleged untrue statement of any material fact contained in the registration statement, prospectus or amendment or amendments or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by Executive for use in the preparation thereof; and shall reimburse any legal or other expenses reasonably incurred by Company, or any such director, officer or controlling person, in connection with investigating or defending any such loss, claim, damage, liability or action.

Promptly after receipt by an indemnified party pursuant thereto of any notice of any claim to which indemnity would apply or the commencement of any action, such indemnified party shall, if a claim thereof is made against the indemnifying party pursuant hereto, notify the indemnifying party of the commencement thereof; but the omission or delay so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party unless, and only to the extent that, such indemnifying party shall have suffered actual damage as a result of such omission or delay. In case such action is brought against an indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party.

9.5 Executive’s Priority and Precedence. Company shall not grant to any other holder of its securities the right to require Company to file a registration statement with respect to such securities or to include shares owned by such other holder or holders in any registration statement filed by Company unless the provisions governing such right to require registration or inclusion shall be conditioned such that shares held by Executive shall be entitled to priority and precedence over shares of any other holder or holders which shall be included in such

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registration statement in the event that Company or the underwriter in respect of such offering shall conclude that it is not practicable to include all of the shares of all of the holders making such requests; provided, that, solely for purposes of any registration pursuant to Section 9.3, shares offered by Company shall have priority and precedence over shares offered by Executive or any other holder.

9.6 Assignment of Registration Rights. Executive’s rights pursuant to this Section 9 may be assigned in connection with the transfer of Stock held by Executive to: (a) any trust the beneficiaries of which are: (i) Executive, (ii) his spouse, (iii) members of his immediate family or his lineal descendants (including, without limitation, adopted children), or (iv) persons for whom Executive has been appointed as legal guardian or conservator; (b) Executive’s spouse, members of his immediate family, his lineal descendants (including, without limitation, adopted children), or persons for whom Executive has been appointed as legal guardian or conservator; (c) any corporation, partnership, limited liability company or other entity in which: (i) all of the outstanding capital stock or ownership interest of which is owned by (A) Executive, (B) his spouse, (C) members of his immediate family or his lineal descendants (including, without limitation, adopted children), or (D) persons for whom Executive has been appointed as legal guardian or conservator, and (ii) by contract, operation of law or other arrangement no shares or other ownership interest in the transferee entity can legally be transferred to any person or entity not identified in clauses (a) or (b) above or this clause (c); (d) any transferee of Stock held by Executive pursuant to will or the laws of descent and distribution of the state or country of Executive’s domicile at the time of death; or (e) any other transferee or assignee of such securities upon the transfer or assignment of securities representing at least 10 percent of the total number of shares of Stock outstanding; provided, that Company is, within a reasonable time after any such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

9.7 No Limitation on Transfers of Stock. Nothing in this Section 9 of this Agreement is intended to limit or restrict Executive’s ability to dispose of any Stock now held or hereafter acquired by him in accordance with any applicable law.

9.8 Purchase in Lieu of Registration. In the event Company shall receive from Executive a request pursuant to Sections 9.2 or 9.3 that Company file a registration statement in respect of Stock held by Executive, or include Executive’s Stock or a portion thereof in a registration statement to be filed by Company, Company may, in lieu of filing such registration statement, or including such Stock, elect to purchase or cause to be purchased all, but not less than all, the Stock to which the Request relates. The purchase price per share for shares to be purchased from Executive by Company shall be the mean of the reported high and low sales prices for the Stock on the date of Executive’s Request or, if no prices are reported on such date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over-the-counter at the time of the Request, the purchase price per share shall be equal to the average between the reported closing bid and ask prices of the Stock on the date of the Request, or if no prices are reported on that date, on the last preceding date on which the prices of Stock are so reported. In the event the Stock is not publicly traded at the time of the Request,

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the determination of the price shall be made by appraisal by three independent appraisers: one appraiser selected by Company, one selected by Executive and a third appraiser selected by the two so chosen, or, in the event the two appraisers so chosen shall be unable to agree upon a third appraiser, a third appraiser chosen by the Presiding Judge of the Circuit Court of the State of Oregon for Multnomah County. The appraisal shall determine the fair market value of the shares to be purchased based upon the pro rata enterprise value of Company with no discount for minority interest or lack of marketability. The decision of a majority of the appraisers shall be final; provided, that if a majority of the appraisers shall be unable to agree upon a price, the price shall be the average of the prices determined by the two appraisers whose opinion on value shall be the most nearly the same and the opinion of the third appraiser shall, in such event, be disregarded for all purposes. All expenses of the appraisal shall be borne by Company. The purchase price payable by Company shall be paid in cash within 30 days following determination of the price under this Section.

10.	SECTION 409A

10.1 Compliance. The parties intend that this Agreement be interpreted and administered in a manner so that each payment hereunder either does not constitute a “deferral of compensation” within the meaning of Treas. Reg. §1.409A-1(b) or, if so, complies with the deferral, payment and other rules of section 409A of the Code and the regulations promulgated thereunder.

10.2 Separation from Service. To the extent that any payment or benefit provided for in this Agreement constitutes a “deferral of compensation” within the meaning of Treas. Reg. §1.409A-1(b) and such payment or benefit is payable upon Executive’s termination of employment, such payment or benefit shall be payable only upon Executive’s “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).

10.3 Specified Employee. In the event that Executive is determined to be a “specified employee” within the meaning of Treas. Reg. § 1.409A-1(i), then to the extent any payment or benefit under this Agreement payable upon a termination of employment constitutes a “deferral of compensation” within the meaning of section 409A of the Code, such payment shall not be made and such benefit shall not be provided until the earlier of (A) the first business day occurring after the date that is six months after Executive’s separation of service as that term is defined in Treas. Reg. §1.409A-1(h), and (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a “catch-up” payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

10.4 Separate Payments. Each installment of any payment provided for under this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments.

10.5 Timing of Reimbursements. All reimbursements of Executive’s expenses under this Agreement shall be paid as soon as administratively practicable, but in no event after the last day of the taxable year following the taxable year in which the expense was incurred. The

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amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

11.	GENERAL PROVISIONS

11.1 Dispute Resolution. The parties shall attempt to resolve any dispute relating to this Agreement through mediation upon written request of either party to submit the dispute to mediation. The parties will jointly appoint a mutually acceptable mediator; if the parties are unable to agree upon appointment of a mediator within 15 days of the date of request for mediation, either party may deem mediation to have failed to resolve the dispute, and may submit the dispute to arbitration in accordance with this Section 11.1. Upon appointment of a mediator, the parties agree to participate in good faith in mediation and negotiations relating thereto for 15 days. Any dispute relating to this Agreement that cannot be resolved by the parties or through mediation will be resolved by arbitration as provided in this Section 11.1. Disputes will be resolved by arbitration administered by the Arbitration Service of Portland, Inc. Judgment upon the arbitration award may be entered in any court having jurisdiction thereof, and the resolution of the dispute as determined by the arbitrator will be final and binding on the parties. Any such arbitration will be conducted in Portland, Oregon. If the total amount in dispute is less than $100,000, there will be one arbitrator. If the total amount in dispute is $100,000 or more, three arbitrators will hear the dispute. The arbitrator(s) must have experience as a state or federal judge or such alternate qualifications as the parties may agree upon. The Company shall pay the fees and costs of the arbitrator(s) and the hearing and each party shall be responsible for its own expenses and those of its counsel and representatives.

Any party may seek, without inconsistency with this Agreement, from any court located in the state of Oregon any injunctive or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).

The parties will be allowed discovery in accordance with the Federal Rules of Civil Procedure. The Federal Rules of Evidence shall govern the conduct of the arbitration hearing.

Except as otherwise provided in this Section, the arbitrator will have the authority to award any remedy or relief that a court of Oregon could order or grant.

Unless otherwise agreed to by the parties, the arbitrator’s decision and award must be in writing, signed by the arbitrator and include an explanation of the arbitrator’s reasoning.

Neither party nor the arbitrator may disclose the existence, content, or results of any arbitration under this section without the prior written consent of the other party to this Agreement.

This Section 11.1 shall survive termination, amendment or expiration of any of the agreements or relationships between the parties.

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11.2 Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all federal, state, city or other taxes and other amounts as permitted or required by law, rule or regulation.

11.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by overnight mail as follows:

(a)	To the Company:

The Greenbrier Companies, Inc.
Chief Human Resources Officer
One Centerpointe Drive, Suite 200
Lake Oswego, OR 97035

(b)	To Executive:
William A. Furman

(c)	With copies to:

The Greenbrier Companies, Inc.
One Centerpointe Drive, Suite 200
Lake Oswego, OR 97035
Attention: General Counsel

or to such other address as either party shall have previously specified in writing to the other.

11.4 Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of Company hereunder. In the event this Agreement is assigned or assumed by a successor to Company, but Company and the Stock do not survive the transaction, the provisions of Section 9 shall lapse and be of no further effect. In all other respects, upon such a consolidation, merger or transfer of assets and assumption, the term “Company,” as used herein, shall mean such surviving corporation and this Agreement shall continue in full force and effect.

11.5 Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive.

11.6 Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Oregon without regard to the conflict of laws rules of Oregon.

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11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

11.8 Integration. This Agreement contains the complete, final and exclusive agreement of the parties relating to Executive’s employment, and supersedes all prior oral and written employment agreements or arrangements between the parties.

11.9 Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11.10 Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the waiver is claimed, and any such waiver shall not bee deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.11 Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

11.12 Clawback. Notwithstanding any other provision of this Agreement, all performance-based compensation which Executive may receive pursuant to this Agreement or under any Company cash or equity-based incentive plan or program shall be subject to any Company Executive Compensation Claw-Back Policy, as the same may be in effect and amended from time-to-time. A claw-back of compensation pursuant to such Policy shall not constitute a breach of this Agreement or “Good Reason” for termination by Executive.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

THE GREENBRIER COMPANIES, INC.:

By:	/s/ Martin R. Baker
Senior Vice President

EXECUTIVE:

/s/ William A. Furman
William A. Furman

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Exhibit A

RELEASE OF CLAIMS

Executive, together with his heirs, family members, executors, administrators, agents and assigns (the “Executive”) hereby fully releases, acquits and forever discharges The Greenbrier Companies, Inc., (“Greenbrier”) its subsidiaries, affiliates, officers, directors, shareholders, employees, agents and attorneys, both past and present (collectively, the “Released Parties” and individually, a “Released Party”) from any and all claims, liabilities, causes of action, demands to any rights, costs, attorneys’ fees, expenses and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Executive may now have, has ever had, or hereafter may have, relating directly or indirectly to his employment with Greenbrier and/or his termination of employment.

Executive also releases any and all claims Executive may have that arose prior to the date of this Release and hereby specifically waives and releases all claims against any Released Party, including without limitation those arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1971; the National Labor Relations Act; the Fair Labor Standards Act; all as amended, and any and all similar state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, an express or implied employment contract, covenant of good faith and fair dealing or other statute, contract, breach of fiduciary duty, fraud, misrepresentation, defamation or other theory.

Executive expressly does not waive or release, and this release does not affect, any rights Executive may have under any provisions of Chapter 60 of the Oregon Revised Statutes or any other statutory or common law that requires or permits indemnification of officers or directors of corporations. Executive shall also be entitled to, and this release does not waive, release or affect, any rights Executive may have under (a) any indemnity provisions in Greenbrier’s Articles of Incorporation or Bylaws, any resolutions adopted by the Board of Directors of Greenbrier or any agreements between Greenbrier and Executive or (b) under any directors and officers insurance policies obtained by Greenbrier.

This release includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”), and, therefore, pursuant to the requirement of the ADEA, Executive acknowledges that he has been advised in writing that: (a) this release includes, but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this release; (b) Executive should consult with an attorney before executing this release; (c) Executive has up to twenty-one (21) days within which to consider this release; (d) Executive has seven (7) days following execution of this release to revoke this release; and (e) this release of claims under the ADEA shall become effective and enforceable on the eighth day after Employee signs and delivers this Agreement to the Company’s Chief Human Resources Officer. Nothing in this release prevents or precludes Executive from challenging, or seeking a determination in good faith of, the validity of this waiver under the ADEA or the Older Workers’ Benefit Protection Act (nor does it impose any condition precedent, penalties or cost for doing so, unless specifically authorized by federal law), or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

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EXECUTIVE:

William A. Furman

Date signed:

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